CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment No. 13 to Registration Statement No. 33-90358 on Form N-1A of our report dated August 11, 2006, relating to the financial statements and financial highlights of Oak Value Fund, a series of Oak Value Trust, appearing in the Annual Report on Form N-CSR of Oak Value Fund for the year ended June 30, 2006, and to the references to us under the headings "Financial Highlights" and "Independent Registered Public
Accounting  Firm"  in  the  Prospectus  and  "Other  Service  Providers"  in the
Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Cincinnati, Ohio
October 26, 2006